EXHIBIT 5

June 4 , 2001

E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025

Ladies and Gentlemen:

          We have acted as counsel to E*TRADE Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) to be issued in exchange for shares of Common Stock par value $0.01 per share (the “Web Street Shares”), of Web Street, Inc., a Delaware corporation, as described in the Registration Statement.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

          On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in exchange for Web Street Shares as described in the prospectus that is part of the Registration Statement, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the prospectus.

Very truly yours,

/s/ DAVIS POLK & WARDWELL

Davis Polk & Wardwell